Exhibit 99.1

NEWS RELEASE

1495 Steiger Lake Lane
Victoria, Minnesota 55386
952-443-2500

CONTACTS:	For Immediate Release
Mack V. Traynor, CEO
Steve E. Tondera, Jr., CFO

Traynor to Serve as CEO and President of HEI

MINNEAPOLIS, April 18, 2003— HEI, Inc. (Nasdaq: HEII — (www.heii.com) today announced that Mack Traynor, III has been appointed to permanent positions as Chief Executive Officer and President. Mr. Traynor replaced Mr. Anthony Fant on March 19, 2003 on an interim basis after Mr. Fant resigned from the positions of Chairman of the Board, Chief Executive Officer and President. Mr. Fant remains a member of the Board.

Mr. Traynor, has been a board member of the Company since 1998. He has been the president of several technology related companies since 1986. He began his career with Northwestern Bell/USWest where he managed call centers, technical product development teams, multi-state installation and repair services and phone center stores. From 1988 though 2001, he has served as President of Military Communications Center, Inc. (public phone service for Desert Storm), Eltrax Systems, Inc. (Data Communications), NEO Networks, Inc (Network Systems), and Manitou Investment Inc.

During his career, Mr. Traynor has been the President of a company at the time of a merger or acquisition of a business or business unit approximately 30 times. He has been the person responsible for successfully integrating or divesting the operations at the time of the merger or acquisition. In addition, Mr. Traynor has raised hundreds of millions of dollars to fund these businesses through debt and public/private equity markets. He has served on the Board of Directors of approximately 18 companies during his professional business career.

Mr. Traynor has a bachelor’s degree from St. Olaf Collage and an MBA from the University of Minnesota.

“Mack Traynor brings a solid background in leading businesses and building shareholder value. He has extensive experience integrating companies following acquisitions. As a board Member of HEI since 1998, Mack is uniquely positioned to step into the leadership role for HEI and I expect him to return the Company to profitability,” said Dennis Liesz Chairman of HEI.

HEI, Inc. designs, develops and manufactures microelectronics, subsystems, systems, connectivity and software solutions for OEMs engaged in the medical equipment and medical device, hearing, communications, and RFID industries. HEI provides its customers with a single point of contact that can take an idea from inception to a fully functional, cost effective and manufacturable product utilizing innovative design solutions and by the application of state-of-the-art materials, processes and manufacturing capabilities.

Headquarters & Microelectronics Division	PO Box 5000, 1495 Steiger Lake Lane, Victoria, MN 55386
Advanced Medical Division	4801 North 63rd Street, Boulder CO 80301
High Density Interconnect Division	610 South Rockford Drive, Tempe, AZ 85281
RF Identification and Smart Card Division	1546 Lake Drive West, Chanhassen, MN 55317

FORWARD LOOKING INFORMATION
Information in this news release, which is not historical, includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements contained in this press release, including the growth of specific markets ,improved results and the estimated HEI revenue, cash flow and profits, are forward looking statements. All of such forward-looking statements involve risks and uncertainties including, without limitation, adverse business or market conditions, the ability of HEI to secure and satisfy customers, the availability and cost of materials from HEI’s suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks detailed from time to time in HEI’s SEC filings.